EXHIBIT 3(n)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TEXAS INSTRUMENTS INCORPORATED

TEXAS INSTRUMENTS INCORPORATED, a corporation organized and
existing under and by virtue of the General Corporation Law of the State of
Delaware,

DOES HEREBY CERTIFY:

FIRST: That the first sentence of Article Fourth of the Restated
Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

"The total number of shares of all classes of stock which the company shall have authority to issue is Two Billion Four Hundred and Ten
Million (2,410,000,000) shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and two billion four hundred million (2,400,000,000) shall be Common Stock with a par value of $1.00 per share."

SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State
of Delaware.

IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this Certificate to be signed by Thomas J. Engibous, Chairman of the Board,
President and Chief Executive Officer, this 20th day of April, 2000.

TEXAS INSTRUMENTS INCORPORATED

By: /s/ THOMAS J. ENGIBOUS
-------------------------------
Thomas J. Engibous,
Chairman of the Board,
President and
Chief Executive Officer